Exhibit 1

ERP OPERATING LIMITED PARTNERSHIP

(an Illinois limited partnership)

$500,000,000  5.25% Notes due 2014

TERMS AGREEMENT

Dated:  September 9, 2004

To:          ERP Operating Limited Partnership

c/o Equity Residential

Two North Riverside Plaza

Chicago, Illinois 60606

Attention: David J. Neithercut

Ladies and Gentlemen:

We (the “Representatives”) understand that ERP Operating Limited Partnership, an Illinois limited partnership (“ERP”), proposes to issue and sell $500,000,000 aggregate principal amount of 5.25% Notes due 2014 (the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the “Underwriters”) severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities

Banc of America Securities LLC	$197,500,000
Wachovia Capital Markets, LLC	197,500,000
BNY Capital Markets, Inc.	30,000,000
Commerzbank Capital Markets Corp.	30,000,000
Piper Jaffray & Co.	30,000,000
Wedbush Morgan Securities Inc.	15,000,000
Total	$500,000,000

The Underwritten Securities shall have the following terms:

Title:	5.25% Notes due 2014

Principal Amount to be Issued:	$500,000,000

Currency:	U.S. Dollars

Current Ratings:	Baa1 by Moody’s Investors Services, Inc. BBB+ by Standard & Poor’s Ratings Services A- by Fitch Investor Services

Form:	Registered book-entry form

Price to Public:	99.877% of the principal amount of the Underwritten Securities

Purchase Price:	99.227% of the principal amount of the Underwritten Securities

Stated Maturity Date:	September 15, 2014

Interest Rate:	5.25% per annum

Interest Payment Dates:	Interest on the Underwritten Securities will be payable semi-annually in arrears, on September 15 and March 15 of each year, beginning March 15, 2005

Record Dates:	The close of business on the March 1 and September 1 preceding the applicable Interest Payment Date

Redemption:

ERP may redeem the Underwritten Securities, at any time, in whole or, from time to time, in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus relating to such Underwritten Securities), if any, with respect to such Underwritten Securities (collectively, the “Redemption Price”).  Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption.  The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Underwritten Securities held by such persons to be redeemed

Reinvestment Rate:

“Reinvestment Rate” means .20% plus the arithmetic means of the yields under the respective heading “Week Ending” published in the most recent Statistical Release (as defined in the Prospectus relating to such Underwritten Securities) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used

Sinking Fund Requirements:	None

Listing:	None

Delayed Contracts:	Not authorized

Restrictive Covenants:

The covenants set forth in Article Two of the First Supplemental Indenture, dated September 9, 2004, to the Indenture, dated October 1, 1994, between ERP and J.P. Morgan Trust Company, National Association

Settlement Date, Time and Place:

Delivery of documents on September 14, 2004, at 9:00 a.m. New York City time at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004; delivery of funds on September 14, 2004, in accordance with DTC procedures for the Underwritten Securities

All the provisions contained in the document attached as Annex A hereto entitled “ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions” are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.

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Please accept this offer no later than 6:00 P.M. (New York City time) on September 9, 2004, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours

BANC OF AMERICA SECURITIES LLC

	By:	/s/ Lily Chang
Name: Lily Chang
Title: Principal

WACHOVIA CAPITAL MARKETS, LLC

	By:	/s/ Amy Kabatznick
Name: Amy Kabatznick
Title: Managing Director

acting on behalf of themselves and the other named Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By: EQUITY RESIDENTIAL, not individually but as General
Partner

By:		/s/ Bruce C. Strohm
Name: Bruce C. Strohm
Title: Executive Vice President & General Counsel

Annex A